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                                                                    EXHIBIT 99.2


                                November 22, 2002

Mr. Michael N. Taglich
c/o Taglich Brothers, Inc.
1370 Avenue of the Americas
31st floor
New York, NY 10019

Dear Mr. Taglich:

You have provided notice to WSI Industries, Inc. (the "Company") that you intend to nominate five persons for election as directors at the Company's next Annual Meeting of Shareholders. In connection with that notice, a Schedule 13D was filed with the Securities and Exchange Commission on behalf of yourself and other individuals named therein. This letter is to confirm the Company's agreement with you with respect to the settlement of a threatened proxy contest on the terms set forth below:

1. The Company agrees to nominate you for election as a director at the Annual Meeting of Shareholders to be held January 9, 2003, provided that you consent to being named as a nominee in any proxy filed by the Company in this regard and furnish any required information for use in such proxy.

2. In the event you are elected as a director at the 2003 Annual Meeting of Shareholders as described in paragraph 1 above, you shall be named the Chairman of the Board of the Company.

3. You agree that until December 31, 2004 neither you nor any of your affiliates or associates (as defined in Section 302A.011 of the Minnesota Business Corporation Act) will, without the prior approval of the Board of Directors of the Company, directly or indirectly, (i) initiate, propose, make or participate in any solicitation of proxies to vote or seek to influence any person with respect to the voting of any securities of the Company; or (ii) demand or call a meeting of shareholders of the Company. Notwithstanding the foregoing, this agreement shall not apply with respect to any Annual Meeting of Shareholders to be held after December 31, 2004.

4. The Company agrees to pay your legal fees in connection with the preparation of your notice of intent to nominate five persons and the filing of the Schedule 13D.

If the foregoing accurately describes our agreement to settle these matters, please sign below where indicated, fax a copy to me, and return one original by Fed Ex.

Sincerely,

WSI INDUSTRIES, INC.                           ACCEPTED AND AGREED


/s/  Michael J. Pudil                          /s/  Michael N. Taglich
---------------------------------              ---------------------------------
Michael J. Pudil                               Michael N. Taglich
President & CEO